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                                                                   Exhibit 10.20


                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of March 14, 1995, is by and between Waterlink, Inc., a Delaware corporation ("Purchaser"), and Sanborn, Inc., a Delaware corporation as Debtor and Debtor-in-Possession in that certain Bankruptcy Case No. 94- 40207-HJB ("Seller"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Article VII of this Agreement.

         WHEREAS, Seller is a designer, fabricator and distributor of industrial separation systems primarily used in the metalworking industry, and whose products utilize centrifugal, classical settling and advance membrane separation technologies to provide high performance, solid-liquid and liquid-liquid separation;

         WHEREAS, Seller operates its equipment business through the Sanborn Technologies Division (a/k/a SanTech) and the Process Equipment Division (the "Divisions"), together with licenses of certain patents, if any, from Separation Methods, Inc., a wholly-owned subsidiary of Seller ("SMI");

         WHEREAS, Seller filed a voluntary petition, and is currently operating its business as a debtor-in-possession, under Chapter 11 of the United States Bankruptcy Code under the supervision of the United States Bankruptcy Court for the District of Massachusetts Case No. 94-40207-HJB;

         WHEREAS, Seller has decided to dispose of certain of its operating divisions and subsidiaries in an attempt to satisfy the secured and unsecured claims of its creditors;

         WHEREAS, Seller has determined that a sale of such assets to Purchaser, upon the terms and subject to the conditions set forth in this Agreement, represents the highest and best offer for such assets and is in the best interests of Seller's estate and its creditors; and

         WHEREAS, Seller desires to sell and convey to Purchaser, and Purchaser desires to purchase from Seller, such assets and Seller and Purchaser desire to enter into certain other agreements in connection with the purchase and sale of such assets upon the terms and conditions stated herein.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS
                           ---------------------------

         Section 1.01 ASSETS TO BE SOLD. Subject to and in accordance with the terms and conditions of this Agreement, at the Effective Time, Seller shall transfer, convey, assign and deliver, or shall cause to be transferred, conveyed, assigned and delivered, to Purchaser, and Purchaser will acquire and accept from Seller, all of Seller's right, title and interest, of every kind and description, to the following properties and assets (any item qualified by the term "of the Divisions" meaning any such
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item relating to, or used or useful in connection with, the businesses or operations of the Divisions irrespective of whether title to or ownership of such item is in the name of Seller, one of the Divisions or SMI):

         (a) All of Seller's right, title and interest in and to the business of the Divisions as a going concern and the goodwill pertaining thereto;

         (b) All of Seller's right, title and interest in and to the Inventory plus all work-in-progress of the Divisions;

         (c) All of Seller's right, title and interest, in whatever media or form, of every kind and description whatsoever, in and to all sales and equipment documentation of the Divisions, including without limitation, all sales literature (including original artwork and all stationery, envelopes and related items), forms of sales invoices, purchase orders and sales contracts, bills of materials, instruction and repair manuals, sales training materials, equipment designs, specifications, drawings and notes, blueprints, technical drawings and notes and other technical information;

         (d) All of Seller's right, title and interest, in whatever media or form, of every kind and description whatsoever, in and to all proprietary information of the Divisions, including without limitation all historical and current sales information, historical and current accounting data, software programs, computer data files, customer lists and files, price lists, competitor files, quote files, sales invoices, purchase orders, costing files, log books, sales contracts and manufacturing and purchasing records and files and all other books and records of the Divisions;

         (e) All of Seller's right, title and interest, in and to all of the following tooling and other equipment of the Divisions: all patterns, jigs and fixtures, trade show booths and sales demonstration models;

         (f) All of Seller's right, title and interest in and to all United States and foreign patents, patent rights, patent applications and licenses, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, trade secrets, shop rights, inventions, know-how, formulae, product designs, engineering documentation, drawing specifications, research and development material, product improvements, production schedules, testing procedures, technical information, unpatented inventions, techniques, discoveries, designs, proprietary rights and non-public information, whether patentable or not, and registrations, reissues and extensions thereof and applications and licenses therefor, of the Divisions, including without limitation, all such intellectual property owned by or in the name of SMI that is used in, useful or necessary to the business or operations of the Divisions (the "Patents and Technology");

         (g) All of Seller's right, title and interest in and to the customer sales contracts, customer purchase orders, customer rental agreements and other customer agreements of the Divisions;

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         (h) All of Seller's right, title and interest in and to all of the goodwill and trade connections of the Divisions and the Seller's right to use the following names: "Sanborn", "Sanborn Technologies", "Sanborn Process Equipment", "Separation Technologies, Inc.", and "SanTech";

         (i) The demonstration equipment listed and described on Schedule
1.01(i);

         (j) The furniture and office equipment listed and described on Schedule 1.01(j);

         (k) The laboratory equipment listed and described on Schedule 1.01(k);

         (1) The computer equipment listed and described on Schedule 1.01(l);

         (m) The shop equipment listed and described on Schedule 1.01(m);

         (n) The Toshiba Perception Telephone System listed and described on
Schedule 1.01(n);

         (o) The MicroVax computer system listed and described on Schedule 1.01(o);

         (p) The MicroVax computer enhancements listed and described on Schedule 1.01(p);

         (q) The additional demonstration equipment listed and described on
Schedule 1.01(q);

         (r) The machines and raw materials listed and described on Schedule 1.01(r);

         (s) The finished goods listed and described on Schedule 1.01(s);

         (t) All phone numbers (including facsimile numbers) used in connection with the business of the Divisions including, but not limited to, (i)
(508)384-3181, (ii) (800)343-3381, and (iii) (508)384-5346 which Seller using its best efforts is able to transfer to Purchaser; and

         (u) All of Seller's right, title and interest in and to all rights, claims and causes of actions of Seller against any officer, former officer, employee, former employee or other person arising out of the disclosure or use, or threatened disclosure or threatened use, of any proprietary Information relating to the Assets or the businesses or operations of the Divisions including without limitation, any invention, process, method, formulae, treatment, discovery or improvement or application thereof, or other "know-how", or compilation of information, list of customers or suppliers, documents or records with respect thereto or contained therein.

The assets, properties and rights of Seller listed in Section 1.01(a)-(u) are hereinafter collectively referred as the "Assets."

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         Section 1.02. RETAINED EQUIPMENT.

         (a) Subject to the right of use contained in Section 1.02(b) below, Seller shall have the option to retain any Asset listed on Schedules 1.01(j),
(k) and (l) by providing to Purchaser written notice of the exercise of its option hereunder no later than five (5) days after the execution hereof, which notice shall state with particularity a description of each item of Retained Equipment, the aggregate Allocated Value of the Retained Equipment, and the reduction of the Purchase Price resulting from the exercise by Seller of its option hereunder.

         (b) Seller hereby grants to Purchaser a right of usage on each piece of Retained Equipment in accordance with the terms set forth in this paragraph. The usage of Retained Equipment shall be for an initial term of 30 days and shall be renewable for successive 30-day terms unless either Purchaser or Seller notifies the other party in writing at least 15 days prior to the expiration of the initial or any successive term of usage of its election to not renew the rental obligation for t he next-successive 30-day term. The monthly usage fee for the Retained Equipment shall be calculated by dividing the aggregate Allocated Value of the Retained Equipment by five (5) and further dividing such amount by twelve
(12).

         Section 1.03 THIRD PARTY EQUIPMENT. If Seller is unable to sell, assign, deliver or convey title to any Asset listed and described in Sections 1. 01 (m), (n), (o) or (p), Seller may retain any such item of Third Party Equipment by giving Purchaser written notice thereof no less than five (5) court days (as computed pursuant to Bankruptcy Rule 9006) prior to the Closing, which notice shall state with particularity a description of each item of Third Party Equipment, the Allocated Value of the Third Party Equipment and the reduction of the Purchase Price resulting therefrom. Seller hereby grants to Purchaser the right to use each item of Third Party Equipment until such time as Seller loses possession thereof. Purchaser shall pay to Seller a daily usage fee for the Third Party Equipment in an amount calculated by dividing the Allocated Value of such Assets by five (5), dividing such amount by twelve (12) and further dividing such amount by thirty (30). The usage fee shall be paid monthly in arrears. Seller shall immediately notify Purchaser of any notices, claims or actions instituted by or asserted against Seller that may result in Seller losing possession of any item of Third Party Equipment.

         Section 1.04 TRANSFER OF TITLE. The Assets shall be sold, conveyed, assigned, transferred and delivered by Seller to Purchaser at Closing pursuant to Section 363 of the Bankruptcy Code by appropriate instruments of transfer, bills of sale, endorsements and assignments, as the case may be, all in form and substance reasonably satisfactory to Purchaser and its counsel.

         Section 1.05 FREE AND CLEAR OF LIENS. The Assets shall be sold, conveyed, assigned, transferred and delivered by Seller to Purchaser at Closing free and clear of any and all liens, mortgages, pledges, security interests, restrictions, prior assignments liabilities, obligations, encumbrances, charges, tenancies, licenses, encroachments, covenants, successor or transferee liabilities, and claims of any and every kind, nature and description whatsoever, including any "interest in property" within the meaning of that term as it is used in the Bankruptcy Code.

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         Section 1.06 ASSUMPTION OF LIABILITIES. Purchaser agrees to assume, at the Closing, all of Seller's obligations to deliver Products pursuant to the Purchase Orders assigned by Seller to Purchaser pursuant to this Agreement. Except to the extent set forth in the preceding sentence, the Parties understand and agree that Purchaser does not assume or agree to pay, perform or otherwise be responsible for any debts, liabilities, contracts, commitments or obligations of Seller that initially arise prior to the Closing Date, whether post-petition or pre-petition and whether or not associated with the Assets, including, without limitation, those obligations and liabilities relating to employee compensation, collective bargaining agreements, pension, profit-sharing, vacation, health insurance, disability insurance or other employee benefit programs, worker's compensation, breach or negligent performance of any contract or breach of warranty relating thereto, and any product liability relating to products manufactured or sold by Seller. All such liabilities, debts and obligations shall remain the responsibility of Seller.

         Section 1.07 DISCLAIMERS. The Assets are being acquired by Purchaser on an "AS IS, WHERE IS" basis, based solely on Purchaser's investigation, without any representations or warranties by Seller, express or implied, as to condition, fitness or merchantability, all of which are hereby expressly disclaimed.

                                   ARTICLE II

           PURCHASE PRICE; PAYMENT; ADJUSTMENTS TO THE PURCHASE PRICE
           ----------------------------------------------------------

         Section 2.01 PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") for the Assets shall be Seven Hundred Fifty-One Thousand Dollars ($751,000), as adjusted pursuant to Section 2.02. The Purchase Price shall be payable by certified check or by wire transfer of immediately available funds as follows:

         (a) Two Hundred Fifty Thousand Dollars ($250,000) bid deposit (the "Bid Deposit") upon the execution and delivery of this Agreement, and

         (b) Five Hundred One Thousand Dollars ($501,000) at the Closing.

         Section 2.02. ADJUSTMENTS OF THE PURCHASE PRICE. Purchaser and Seller hereby agree that the Purchase Price payable at Closing shall be subject to adjustment as follows:

         (a) RETAINED EQUIPMENT. The Purchase Price shall be reduced by the Allocated Value of any Asset retained by Seller pursuant to Sections 1.02 and 1.03, if any.

         (b) INVENTORY. In the event that the Inventory List shall reflect a value that is greater than the Inventory Base Price, then the Purchase Price shall be increased by such amount. In the event that the Inventory List shall reflect a value that is less than the Inventory Base Price, then the Purchase Price shall be reduced by such amount.

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         (c) NET WIP. In the event the Net WIP is a positive number, then the
Purchase Price shall be increased by such amount. In the event Net WIP is a negative number, the Purchase Price shall be reduced by such amount.

                                   ARTICLE III

                            BANKRUPTCY COURT APPROVAL
                            -------------------------

         Section 3.01 CONDITION PRECEDENT. Subject to the provisions of Section
3.03 below, it shall be a condition precedent to the obligations of all Parties to this Agreement that the Bankruptcy Court shall have entered a final and non-appealable judgment or order pursuant to the Bankruptcy Code confirming the sale and transfer of good and marketable title of the Assets to Purchaser substantially in the form of Exhibit A attached hereto (after proper notice under the Bankruptcy Code and a hearing as defined in Section 102(1) of the Bankruptcy Code) authorizing and approving the terms and conditions of this Agreement and authorizing Seller to perform all acts necessary to consummate the transactions contemplated hereby.

         Section 3.02 APPEALS. Purchaser shall have the right, at its exclusive option, to (i) either terminate this Agreement, or (ii) postpone the Closing Date through the appeal period (or if the sale of the Assets is subject to any stay, pending any such appeal), without any liability to Seller or any of its successors in interest, if any order of the Bankruptcy Court approving, modifying or confirming this Agreement, providing for notice of any related court hearing, overruling any objection to this Agreement, or rejecting any purportedly "higher and/or better" offer(s) for the Assets, is modified or vacated by the Bankruptcy Court, or appealed by an Entity. Seller shall provide Purchaser with written notice of any such modification, appeal or stay immediately upon receipt of notice thereof, which notice to Purchaser shall contain a copy of the notice of appeal or any other applicable pleadings, applications or orders.

         Section 3.03 BANKRUPTCY CODE SECTION 363(m). The Parties acknowledge and agree that Purchaser is a "good faith purchaser" within the meaning of
Section 363(m) of the Bankruptcy Code and is thereby entitled to the Bankruptcy Code protection afforded good faith, arm's-length purchasers. In the event that any Entity files a Notice of Appeal from any order of the Bankruptcy Court approving or otherwise related to this Agreement and the underlying transactions, nothing in this Agreement constitutes or shall be construed or interpreted to constitute either a waiver of Section 363(m) or Purchaser's consent to a stay of this Agreement, pending any appeal. At its option, to a exercised by written notice to Seller within five (5) business days after receipt of Seller's written notice referred to in Section 3.02, Purchaser may close this Agreement subsequent to the entry of the Bankruptcy Court order and during the applicable period for appeal, without waiving the protection afforded Purchaser pursuant to Section 363(m) of the Bankruptcy Code. Purchaser has negotiated in good faith and at arm's length with Seller.

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                                   ARTICLE IV

                                     CLOSING
                                     -------

         Section 4.01 CLOSING DATE. The closing hereunder (the "Closing") shall occur on the seventh court day (as computed pursuant to Bankruptcy Rule 9006) after all conditions precedent contained in Article VI herein are satisfied or on such other date as Seller and Purchaser shall mutually agree (the "Closing Date"). Notwithstanding the foregoing, unless the Purchaser otherwise agrees, the Closing Date shall not occur after April 7, 1995. The Closing shall take place on the Closing Date, at 2:00 p.m., local time (the "Effective Time"), at the offices of Choate, Hall & Stewart in Boston, Massachusetts or at such other time or place as may be mutually agreed to by the Parties.

         Section 4.02 PHYSICAL INVENTORY. At least three (3) days prior to the Closing, Purchaser and Seller shall complete the Physical Inventory and the Inventory List.

         Section 4.03 CLOSING DOCUMENTS. At or prior to the Closing, the Parties shall execute any and all Closing Documents reasonably required to effectuate, consummate and implement the terms and conditions of this Agreement. The Closing Documents shall include, but not be limited to, the documents and instruments required to be delivered by Purchaser and Seller, and their respective representatives, pursuant to Section VI hereof.

         Section 4.04 PASSAGE OF TITLE. Title to all Assets shall pass from Seller to Purchaser at Closing, subject to the terms and conditions of this Agreement. Purchaser assumes no risk of loss to the Assets prior to Closing.

         Section 4.05 PROCEEDINGS. All proceedings to be taken by Seller and all Closing Documents to be executed an, delivered by Seller in connection with this Agreement shall be reasonably satisfactory in form and substance to Purchaser, in its reasonable discretion. All proceedings to be taken and all Closing Documents to be executed and delivered by purchaser in connection with this Agreement shall be satisfactory in form and substance to Seller, in its reasonable discretion.

         Section 4.06 SIMULTANEOUS EXECUTION. All proceedings to be taken and all Closing Documents to be executed and delivered by the Parties at Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any Closing Documents executed or delivered until all Closing Documents have been taken, executed and delivered.

         Section 4.07 FURTHER ASSURANCES. If, at any time prior to or subsequent to the Closing Date, Purchaser shall reasonably consider or be advised that further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record the respective interests of Purchaser to any of the Assets as provided in this Agreement, free and clear of any liens, claims, and encumbrances or otherwise to carry out the provisions hereof, the proper officers,

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directors and/or agents of Seller, as the case may be, shall execute and deliver any and all proper assignments, endorsements, documents, powers of, attorney and assurances in law, and do all things reasonably necessary or proper to vest, perfect or confirm the interest in question or otherwise to carry out the provisions and intent of this Agreement; provided, however, such officers, directors and/or agents of Seller shall not be required to institute any legal proceedings or incur any significant costs in the accomplishment of such acts after the Closing Date.

         Section 4.08 FAILURE TO CLOSE. If the Closing shall not occur pursuant to the terms of this Agreement for any reason other than a breach hereof by Purchaser, then the Bid Deposit and all other sums deposited by Purchaser shall be refunded promptly to Purchaser.

                                    ARTICLE V

                        COVENANTS OF SELLER AND PURCHASER
                        ---------------------------------

         Section 5.01  COVENANTS OF SELLER.

         (a) NEGATIVE COVENANTS. From and after the date hereof until the Closing Date, except with the prior written approval of Purchaser (which Purchaser agrees to use its best efforts to give promptly to Seller) and subject to the supervision of the Bankruptcy Court, Seller shall not: (i) sell, assign, transfer, donate, dividend, exchange, pledge or encumber any of the Assets (other than (x) pledges and encumbrances which will not survive the Closing and (y) sales of Inventory in the ordinary course); (ii) permit through any action or inaction any ownership or other rights to the Assets to lapse or become void or unenforceable; (iii) enter into contracts, commitments or agreements adversely affecting the value of the Assets; or (iv) engage in any other conduct or course of conduct intended to or reasonably expected to adversely affect the value of the assets including specifically, but without limitation, the value of the business of the Divisions as a going concern and the goodwill pertaining thereto.

         (b) AFFIRMATIVE COVENANTS. From and after the date hereof and until the Closing Date, except with the prior written approval of Purchaser (which Purchaser agrees to use its best efforts to respond promptly to Seller) and subject to the supervision of the Bankruptcy Court, Seller shall, except to the extent prohibited by Section 5.01(a):

                  (i) Conduct the business of the Divisions and operate the Assets in a prudent and businesslike manner consistent with maintaining the going concern value of the Divisions and take all actions which are reasonably necessary to preserve the value of the Assets;

                  (ii) Use its reasonable best efforts (which shall not include the expenditure by Seller of amounts in excess of amounts ordinarily or customarily expended with respect to such matters plus normal and customary increases in such amounts) to preserve the Divisions' business organization intact and retain the services of the Divisions' officers and key employees and to maintain its existing relationships with suppliers, customers and others so that they will be preserved for Purchaser on and after the Closing Date;

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                  (iii) Maintain in full force and effect the policies of
         insurance now in effect as to any Assets;

                  (iv) Permit Purchaser and its representatives and agents access during regular business hours to all facilities of Seller and the Divisions and to all records relating to Seller and the businesses conducted by the Divisions; and

                  (v) Use its best efforts to retain the services of The Recovery Group up to the Closing Date.

         (c) CONSENTS. Seller shall take all necessary corporate action and use its reasonable best efforts to obtain the issuance of the Bankruptcy Court order and to obtain all other consents, approvals and amendments of agreements, and waivers of preferential rights of third parties to acquire any of the Assets, if any, which are necessary to enable Seller to carry out the transactions contemplated by this Agreement.

         (d) SCHEDULE OF ASSETS IN THE POSSESSION OF OTHERS. No later than ten business days prior to the Closing Date, Seller shall deliver to Purchaser
Schedule 5.01(d) which schedule shall comprise a full and complete list of all Assets in the possession or name of any Entity other than Seller, including without limitation any Patents and Technologies held in the name of SMI. On or before the Closing Date, Seller shall make arrangements for the transfer of the Assets listed on Schedule 5.01(d) to Purchaser.

         (e) NOTICE OF LITIGATION. From the date hereof through the Closing Date, Seller shall notify Purchaser promptly of any action or proceeding pending or threatened against Seller which could impair its ability to perform its obligations under this Agreement and any requests for additional information or documentary materials by any governmental or regulatory body in connection with the transactions contemplated hereby.

         (f) CONFIDENTIALITY. Seller agrees from the date hereof not to divulge, communicate, use to the detriment of Purchaser for the benefit of itself, its Affiliates or any other person or persons, or misuse in any way any confidential information or trade secrets of Purchaser (which shall include from and after the Closing Date any confidential information or trade secrets included in the Assets) in connection with Seller's business, including personnel information, secret processes, know-how, customer lists, formulas, or other technical data; provided, however, Seller shall not be liable hereunder for the disclosure of such information (i) in the ordinary course of business prior to the Closing Date, (ii) to professional consultants and advisors that need to know such information (it being understood that such professional consultants and advisors shall be informed of the confidential nature of such information and shall be directed by Seller to treat such information confidentially) or (iii) that is
(a) required by law, (b) pursuant to a proper subpoena from a court or administrative agency of competent jurisdiction or (c) made upon the written demand of an official involved in the regulation of either Party, provided that the other Party is notified orally by the most immediate means of communication and in writing within five (5) business days of its receipt.

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         (g) NAME CHANGE. Seller agrees that from and after the Closing Date
Purchaser shall have the right to use the names "Sanborn," "Sanborn Technologies," "Process Equipment Division," "Sanborn Process Equipment", "SanTech" and "Separation Methods, Inc." in Purchaser's trade or business. Effective on the Closing Date, Seller shall change its name and the names of its subsidiaries to names not containing "Sanborn Technologies," "Process Equipment Divisions," "SanTech," "Sanborn", "Sanborn Process Equipment" and "Separation Methods, Inc." and which are sufficiently dissimilar such that they will not be confused with such names; provided however, that Seller and its successors shall have the non-exclusive right to use the names "Sanborn Technologies," 'Process Equipment Division," "SanTech," "Sanborn" and "Separation Methods, Inc." as may be necessary to prosecute any litigation related to the Chapter 11 Case, in connection with the liquidation or disposition of any assets (other than the Assets) or for any other non-competitive purchase necessary to conclude the Chapter 11 Case.

         (h) ACCESS TO PREMISES. Seller shall use its best efforts to ensure Purchaser's unrestricted access to the Seller's premises in Wrentham, Massachusetts for a period of at least ninety days after Closing, with monthly payment for such access at the same rates as Seller currently pays.

         Section 5.02  COVENANTS OF PURCHASER.

         (a) BEST EFFORTS. Purchaser agrees that from the date hereof to the Closing Date, it will use its best efforts to satisfy the conditions precedent to the Closing, to the extent that such conditions are to be performed by Purchaser, and to respond promptly to requests by Seller for approval under
Section 5.01(a) and (b) hereof.

         (b) CONFIDENTIALITY. Purchaser agrees from the date hereof not to divulge, communicate, use to the detriment of Seller for the benefit of itself, its affiliates or any other person or persons, or misuse in any way, any confidential information or trade secrets of Seller (except, from and after the Closing Date, any such confidential information or trade secrets included in the Assets) in connection with Purchaser's business, including personnel information, secret processes, know-how, customer lists, formulas, or other technical data; provided, however, Purchaser shall not be liable hereunder for the disclosure of such information (i) in the ordinary course of business after the Closing Date, (ii) to professional consultants and advisors that need to know such information (it being understood that such professional consultants and advisors shall be informed of the confidential nature of such information and shall be directed by Purchaser to treat such information confidentially) or
(iii) that is (a) required by law, (b) pursuant to a proper subpoena from a court or administrative agency of competent jurisdiction or (c) made upon the written demand of an official involved in the regulation of either Party, provided that the other Party is notified orally by the most immediate means of communication and in writing within five (5) business days of its receipt.

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



                                   ARTICLE VI

                              CONDITIONS OF CLOSING
                              ---------------------

         Section 6.01 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. In addition to the Bankruptcy Court Order required by Article III of this Agreement, the obligation of Purchaser to consummate any transaction provided for in this Agreement shall, at the option of Purchaser, be subject to the satisfaction of the following conditions as of the Closing Date:

         (a) PERFORMANCE AND COMPLIANCE. All of the covenants and provisions of this Agreement to be complied with by Seller on or before the Closing Date shall have been complied with and performed in all respects.

         (b) NO LITIGATION. No order of any court shall have been entered which enjoins or restrains the sale of any of the Assets to Purchaser, nor shall any court have determined that the acquisition by Purchaser of the Assets or the effectuation, consummation or implementation of this Agreement constitutes a violation of applicable law or would be in contravention of the rights of any Entity.

         (c) CERTIFICATE. Purchaser shall have received a certificate to the effect set forth in subparagraphs (a) and (b) of this Section 6.01 dated the Closing Date and signed by the President of Seller.

         (d) CLOSING DOCUMENTS. Seller shall have delivered to Purchaser the Closing Documents (including, without limitation, the evidence of right of access provided for in Section 6.01(h)(vi)), and all of such Closing Documents shall be approved, in form and content, by Purchaser in its reasonable discretion.

         (e) TRANSFER OF ASSETS. Arrangements, reasonably satisfactory to Purchaser, shall have been made to transfer the Assets to Purchaser free and clear of any claims by any taxing authority for taxes (including, without limitation, income, sales, and use) incurred as a consequence of the use of the Assets by Seller or sale of any Assets hereunder, whether such claims are asserted either directly against Purchaser as transferee of any Assets, by means of a lien or claim against any Assets, or otherwise.

         (f) NO ADVERSE EFFECT. No event shall have occurred and Purchaser shall not have become aware of any event which has or will have a material adverse effect on the Assets or the ongoing business of the Divisions.

         (g) PATENTS AND TECHNOLOGY. Arrangements, reasonably satisfactory to Purchaser, have been made to Purchaser, have been made to transfer the Patents and Technology to Purchaser; and Purchaser shall be satisfied that the Patents and Technologies transferred to it hereby are all of the Patents and Technologies used, useful or necessary to the business and operations of the Divisions.

         (h) DELIVERIES. Seller shall have delivered, or cause to be delivered, to Purchaser, at Closing, the following:

                  (i)      the Bill of Sale;

                  (ii)     the Patent Assignment;

                  (iii)    the Non-Competition Agreement;

                  (iv)     the Seller's Closing Certificate;

                  (v)      the Closing Statement;

                  (vi) evidence of Seller's agreement to use its best efforts to ensure Purchaser's right to have the access to Seller's premises as described in Section 5.01(h):

                  (vii) evidence reasonably satisfactory to Purchaser that Seller is authorized to consummate the transactions contemplated by this Agreement and that the persons executing this Agreement and the Closing Documents on behalf of Seller are authorized to do so; and

                  (viii) such other documents and instruments as in the opinion of Purchaser may be necessary to vest in Purchaser good and marketable title to the Purchased Assets, free and clear of all liens, claims, encumbrances and other interests, as provided in
                           Section 1.01, and as may be reasonably necessary to effectuate, consummate and implement the terms of this Agreement.

         (j) AFFIDAVIT OF COUNSEL TO SELLER. Seller shall have caused to be delivered to Purchaser an affidavit of bankruptcy counsel to Seller, to the effect that all known secured creditors of Seller shall have been delivered proper service of the notice of the proposed sale of assets contemplated by this Agreement, which affidavit shall be in form satisfactory to Purchaser's counsel.

         (k) TERMINATION OPTION. In the event that the Closing has not occurred on or prior to April 7, 1995 and Purchaser is not in default hereunder, then in such event Purchaser, at its sole option, may declare this Agreement terminated by serving written notice thereof to Seller upon receipt of which Purchaser shall be relieved of and have no remaining obligations or liabilities to Seller hereunder.

         Section 6.02 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. In addition to the Bankruptcy Court approval required by Article III of this Agreement, the obligations of Seller to consummate this Agreement are, at the option of Seller, subject to the satisfaction of the following conditions as of the Closing Date:

         (a) PERFORMANCE AND COMPLIANCE. All of the material covenants and provisions of this Agreement to be complied with by Purchaser on or before the Closing Date shall have been complied with and performed in all respects.

         (b) CERTIFICATE. Seller shall have received a certificate, to the effect set forth in subparagraphs (a) and (b) of this Section 6.02 dated the Closing Date and signed by an officer of Purchaser.

         (c) CLOSING DOCUMENTS. Purchaser shall have delivered to Seller the Closing Documents, required to be delivered by Purchaser, which documents reasonably comply with Purchaser's obligations hereunder and all of such Closing Documents shall be approved in form and content, by Seller in its reasonable discretion.

         (d) DELIVERIES. Purchaser shall have delivered, or caused to be delivered, to Seller as required by the Bankruptcy Court order at Closing or as otherwise set forth herein, the following:

                  (i)      the Purchase Price due at Closing pursuant to Section
                           2.01 hereof;

                  (ii)     the Purchaser's Closing Certificate;

                  (iii) such other documents or instrument as may be reasonably necessary to consummate, effectuate and implement the terms of the Agreement.

                                   ARTICLE VII

                                   DEFINITIONS
                                   -----------

         For purposes of this Agreement, the following terms shall be defined and have the respective meanings hereinafter set forth:

         7.01 "Affiliates" shall mean any subsidiary of Seller or any other Entity in which Seller holds a controlling interest or which holds any equity interest in Seller.

         7.02 "Agreement" shall mean this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto, as any or all thereof may hereafter be amended from time to time in accordance with the terms hereof and thereof.

         7.03 "Allocated Value" shall mean the dollar amount, if any, set forth opposite the description of any Asset on any Schedule to this Agreement. If a value is not set forth opposite the description of any Asset, Purchaser and Seller shall mutually determine the Allocated Value of such Asset for purposes of this Agreement at least two (2) court days (as determined pursuant to Bankruptcy Rule 9006) prior to Closing. If the Parties are unable to agree as to the Allocated Value of any Asset pursuant to the preceding sentence, the matter shall be reserved by the Bankruptcy Court judge and set forth in an amendment to the Bankruptcy Court order.

         7.04 "Bankruptcy Code" shall mean 11 USC Section 101, et seq. and any amendments thereto.

         7.05 "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Massachusetts presiding for the Chapter 11 Case.

         7.06 "Bankruptcy Court Order" shall mean the final, nonappealable Order substantially in the form of Exhibit A hereto entered by the Bankruptcy Court pursuant to the Bankruptcy Code approving and authorizing the Seller's execution, consummation and implementation of this Agreement. The "Date of Bankruptcy Order" shall be the date when the aforementioned Order entered by the Bankruptcy Court becomes final and non-appealable.

         7.07 "Bill of Sale" shall mean a Bill of Sale and Assignment in the form of Exhibit B attached hereto by which Seller shall convey to Purchaser, and Purchaser shall accept title to, the Assets.

         7.08 "Chapter 11 Case" shall mean the proceedings under Chapter 11 of the Bankruptcy Code which is presently pending in Bankruptcy Court, as Case No. 94-40207-HJB.

         7.09 "Closing" shall mean the consummation of the transactions contemplated by this Agreement on the terms and conditions set forth herein.

         7.10 "Closing Date" shall be as defined in Section 4.01 hereof, or such other date as may be mutually agreed to in writing by the Parties.

         7.11 "Closing Documents" shall mean the documents, pleadings, bills of sale, assignments, releases and other writings referred to herein and/or necessary to effectuate, consummate and implement this Agreement.

         7.12 "Closing Statement" shall mean a written statement, delivered at the Closing, and signed by both Purchaser and Seller, which shall show the calculation of the Purchase Price required to be made by Purchaser at the Closing.

         7.13 "Date of this Agreement" shall mean March 14, 1995.

         7.14 "Divisions" shall mean the business of the Seller engaged in the design, fabrication and distribution of industrial separation systems, which Seller operates through its Sanborn Technologies Division and Process Equipment Division, together with licenses of certain patents and technology, if any, from SMI.

         7.15 "Effective Time of Closing" shall mean 12:01 A.M. on the Closing Date.

         7.16 "Entity or Entities" shall mean an individual, a partnership, a corporation, an estate, a trust, or a governmental unit, or the plural thereof.

         7.17 "Inspection Date" shall mean the date of the Physical Inventory or as otherwise agreed to in writing by the Parties.

          7.18 "Inventory" shall mean all inventories relating to the Divisions listed and described on Seller's Stock Status Report generated by its MicroVAX Computer System, whether such Inventory is located at Seller's premises, is in transit thereto or elsewhere as of the Effective Time of Closing.

         7.19 "Inventory Base Price" shall mean the value of the Inventory shown on the December 31, 1994, Stock Status Report, which is estimated to be approximately $601,000.

         7.20 "Inventory List" shall mean the listing of the items or general classes of Inventory which results from the Physical Inventory and shall include the calculation of the cost of the Inventory to Seller, as adjusted from the Inspection Date to the Closing Date based on the Seller's records of receipts and shipments during said period.

         7.21 "Net WIP" shall mean a positive or negative amount calculated as follows: All direct costs incurred by Seller in fabricating and assembling its Products that remain unfinished as of the Closing Date, including all direct labor and materials, payments to subcontractors and all other direct costs (exclusive of all indirect costs such as general overhead, capitalized design costs and similar indirect costs), minus all deposits, advances and prepayments by purchasers of Products.

         7.22 "Non-Competition Agreement" shall mean a noncompetition agreement in the form of Exhibit C attached hereto.

         7.23 "Parties" shall mean Purchaser and Seller.

         7.24 "Party" shall mean any one of the Parties.

         7.25 "Patent Assignment" shall mean the assignment of Patents and Technology in the form of Exhibit D attached hereto together with such applications to assign trade-names or trade marks or service-marks and the goodwill associated therewith which Purchaser and its counsel may deem necessary to carry out the effect of this Agreement.

         7.26 "Patents and Technology" shall have the meaning set forth in
Section 1.01(f) hereof.

         7.27 "Physical Inventory" shall mean an actual physical count of the Inventory which shall be taken by the Purchaser and its representatives and observed by the Seller in accordance with the terms of this Agreement, which shall include a valuation of the Inventory based on Seller's cost.

         7.28 "Products" shall mean all finished goods associated with the Divisions held for sale to customers.

         7.29 "Purchaser" shall have the meaning set forth in the preambles to this Agreement.

         7.30 "Purchase Orders" shall mean those customer order for Products existing as of the Closing Date.

         7.31 "Purchaser's Closing Certificate" shall mean the certificate of Purchaser contemplated by Section 6.02(c) of this Agreement.

         7.32 "Retained Equipment" shall mean any Asset retained by Seller pursuant to Section 1.02(a) of this Agreement.

         7.33 "SMI" shall mean Separation Methods, Inc., a wholly-owned subsidiary of Seller.

         7.34 "Seller" shall have the meaning set forth in the preambles to this Agreement.

         7.35 "Seller's Closing Certificate" shall mean the certificate of the Seller contemplated by Section 6.01(c) of this Agreement.

         7.36 "Stock Status Report" shall mean a report generated by Seller from the MicroVax computer system that reflects Seller's Inventory and the value thereof.

         7.37 "Third Party Equipment" shall meany [sic] any Asset retained by Seller pursuant to Section 1.03 of this Agreement.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS
                            ------------------------

         8.01 NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given or made when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         (a)      Seller:           Sanborn, Inc.
                                    25 Commercial Drive
                                    Wrentham, Massachusetts 02093
                                    Attention:  Stephen S. Gray

                           with copy to counsel:

                                    Choate, Hall & Stewart
                                    Exchange Place
                                    53 State Street
                                    Boston, Massachusetts 02109-2891
                                    Attention:  Paul D. Moore, Esq.

         (b)      Purchaser:        Waterlink, Inc.
                                    115 DeWalt Avenues, N.W. Suite 500
                                    Canton, Ohio 44702
                                    Attention: Theodore F. Savastano

                           with copy to counsel:

                                    Baker & Hostetler
                                    1900 East 9th Street
                                    3200 National City Center
                                    Cleveland, Ohio 44114-3485
                                    Attention:  James Griswold, Esq.

Such addresses may be changed only by giving written notice of such change of address to the other Party in the manner set forth herein. Notices shall be deemed received on the fifth business day after the date of mailing in the manner set forth herein, except as otherwise set forth in this Agreement.

         8.02 ASSIGNMENT. Neither Party shall have the right to assign this Agreement or delegate any of its duties hereunder without the other Party's written consent.

         8.03 SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

         8.04 CLOSING DOCUMENTS AND CLOSING EXPENSES. Each Party shall pay its own expenses incident to this Agreement and the other agreements and instruments to be delivered pursuant thereto, including legal and accounting fees and disbursements. The Seller and its counsel shall prepare the Bankruptcy Court pleadings necessary to obtain the Bankruptcy Court Order, subject to approval in form and substance to counsel for Purchaser.

         8.05 PARAGRAPH HEADINGS. The paragraph heading contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever any gender is used, it shall include any other gender, masculine, feminine or neuter, as the context may require. Any exhibit or schedule referred to herein shall be deemed incorporated herein and made a part hereof. Unless otherwise indicated, "herein", "hereto" and similar phrases refer to this Agreement as a whole (including exhibits attached hereto and documents delivered pursuant hereto) and not to any particular paragraph or other subdivision.

         8.06 APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio.

         8.07 NO WAIVER. No waiver by either Party of any term or condition of this Agreement shall constitute or be construed as a waiver of any other term or condition of this Agreement. No waiver by either Party of any default or breach of this Agreement by the other Party shall constitute or be construed as a waiver of any other default or breach of this Agreement.

         8.08 SURVIVAL; ENTIRE AGREEMENT. Except as specifically set forth herein, all covenants, promises, warranties, representations, understandings and agreements herein contained shall survive the Closing. This Agreement integrates all negotiations and agreements of the Parties, supersedes all prior agreements and understandings, whether oral or written, and contains the entire understanding and agreement between the Parties, and no Party is bound by any agreements, understandings or conditions, except as stipulated and set forth herein. This Agreement cannot be modified or discharged except by written instrument duly executed by the Party against whom enforcement of such modification or discharge is sought. Subsequent to the date of the Bankruptcy Court Order, the Parties may consent to technical and non-material modifications and/or amendments to this Agreement reasonably necessary to effectuate this Agreement without further approval by the Bankruptcy Court.

         8.09 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

         8.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

WITNESSES:                                  Seller:

                                            SANBORN, INC.

 /s/                                        By: /s/ Steven R. Friedman
---------------------------                    ---------------------------
                                                  Name:  Steven R. Friedman
 /s/                                              Title:    President
---------------------------
                                            Purchaser:

                                            WATERLINK, INC.

 /s/ David B. Hathaway                      By: /s/ Nancy A. Hamerly, Cfo
--------------------------                     ---------------------------
                                                  Authorized Officer

 /s/ James D. West
---------------------------

                                 ACKNOWLEDGMENT
                                 --------------

STATE OF OHIO

COUNTY OF CUYAHOGA

         BE IT KNOWN, that on this 11th day of March, 1995, before me, the undersigned authority, duly commissioned, qualified and sworn within and for the State and County aforesaid, personally came and appeared Nancy Hamerly appearing in her capacity as the Chief Financial officer of WATERLINK, INC., to me personally known to be the identical person whose name is subscribed to the foregoing instrument; who declared and acknowledged to me, Notary, in the presence of the undersigned competent witnesses, that she executed the same with full authority and that the said instrument is the free act and deed of the said corporation and was executed for the uses, purposes and benefits therein expressed.

WITNESSES:

 /s/ David Hathaway                              /s/ Nancy A. Hamerly, Cfo
-----------------------                         -------------------------------

-----------------------
                             /s/ Phillip M. Callesen
                            ---------------------------
                                  NOTARY PUBLIC

                          PHILLIP M. CALLESEN, Attorney
                          NOTARY PUBLIC - STATE OF OHIO
                      My commission has no expiration date.
                               Section 147.03 R.C.

                                LIST OF SCHEDULES
                                -----------------

         Schedule     1.01(i)       Demonstration Equipment
         Schedule     1.01(j)       Furniture and Office Equipment
         Schedule     1.01(k)       Laboratory Equipment
         Schedule     1.01(l)       Computer Equipment
         Schedule     1.01(m)       Shop Equipment
         Schedule     1.01(n)       Toshiba Perception Telephone System
         Schedule     1.01(o)       MicroVax Computer System
         Schedule     1.01(p)       MicroVAX Computer Enhancements
         Schedule     1.01(q)       Additional Demonstration Equipment
         Schedule     1.01(r)       Machines and Raw Materials
         Schedule     1.01(s)       Finished Goods
         Schedule     5.01(d)       Assets in Possession of Third Parties




                                LIST OF EXHIBITS
                                ----------------

         Exhibit A         Bankruptcy Court Order
         Exhibit B         Bill of Sale
         Exhibit C         Non-Competition Agreement
         Exhibit D         Patent Assignment